Exhibit (p)(5)

Investment Adviser Code of Ethics

July 2023

Sovereign’s Capital Management LLC’s (“Sovereign’s Capital” or “Adviser”) Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which sets forth the standards of business conduct required of their access persons and requires those persons to comply with the Federal Securities Laws.

1.	Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive, and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients. Sovereign’s Capital principally provides investment advisory and consulting services to individuals and private funds (collectively, “Clients”).

We have affirmative duties of care, honesty, loyalty, and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount to and come before our personal interests. Our Access Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, strive to identify and avoid conflicts of interest, protect Client assets (including nonpublic information about the Client or an Investor’s account) and act always in the best interest of our Clients.

Access Persons of Sovereign’s Capital must not:

•	employ any device, scheme, or artifice to defraud a Client;

•	make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.
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To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manual.

Should you have any doubt as to whether this Code applies to you, you should contact the Adviser’s Chief Compliance Officer (“CCO”).

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.       Access Persons2 are any supervised persons who have access to non-public information regarding client transactions or reportable fund holdings, make securities recommendations to clients or have access to such recommendations that are non-public, and, for most advisers, all officers, directors and partners. See Advisers Act Rule 204A-1(e)(1).

B.       Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (“DRIP”).

C.       Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

D.       Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.       Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (7) the Bank Secrecy Act, as it applies to investment advisers; and (8) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.       Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.       Limited Offering is a private offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by the adviser are included in the term Limited Offering.

H.       Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

[1]	Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. Access Persons are required to comply with all relevant compliance procedures, whether or not listed.
[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons.
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I.       Reportable Security For purposes of the reporting requirements, a reportable security (“Reportable Security”) is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by U.S. registered open-end funds; provided that such funds are NOT advised by Sovereign’s Capital or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Sovereign’s Capital; and

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more U.S. registered open-end funds; provided that such funds are NOT advised by Sovereign’s Capital or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Sovereign’s Capital.

Cryptocurrencies –

(1)	Initial coin offerings (ICOs) are deemed to be Reportable Securities. An ICO is when a new cryptocurrency token is offered for sale to the public, similar to an initial public offering in the stock market.

(2)	Investment vehicles, including ETFs or other fund vehicles transacting in virtual currency are deemed to be Reportable Securities.

(3)	Mining contracts are investment contracts based on the “Howey Test” described below and are deemed to be Reportable Securities.

(4)	Virtual Currencies

a.	Virtual Currencies may also be deemed Reportable Securities depending on the nature of the transaction. If the transaction qualifies as an “investment contract,” it would be deemed a security that needs to be reported by Access Persons. Whether the transaction constitutes an “investment contract” is based on the “Howey Test.” Under the Howey Test, an investment contract is a “contract, transaction, or scheme whereby a person invests his money in a common enterprise and is led to expect profits solely from the efforts of the promoter or a third party.” In July 2017, the SEC announced that cryptocurrency tokens could be deemed a security if they are blockchain-based and meet the Howey Test criteria. The Howey Test/investment contract criteria was applied and found an investment contract exists where there was an investment of money (cryptocurrencies included) in a token with an expectation of profits (dividend or simple value increase) derived from the managerial efforts of other people.

J.       Supervised Persons include employees, officers, partners, directors and other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control. The Code of Ethics Rule requires certain supervised persons, called “access persons,” to report their personal securities transactions and holdings to the adviser’s chief compliance officer (“CCO”) or other designated persons.

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3.	Substantive Restrictions

A.	Restrictions and Limitations on Personal Securities Transactions

All Access Persons of the Adviser who have access to non-public information regarding Clients’ securities transactions, or who are involved in making securities recommendations to Clients, or who have access to such recommendations that are non-public (collectively “Access Persons”), are required to report holdings and transactions in “reportable securities” in which they have beneficial ownership.

You may not use confidential or proprietary information, obtained in the course of your employment or association with the Adviser, for your personal investment purposes or for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Access Persons (and their family members):

B.	Restriction on Participation in IPOs

No Access Person may acquire any security in an IPO without the prior approval of the Chief Compliance Officer’s designee, Matt Monson, or in his absence, John Coleman. Approval may be granted on a pre-clearance form or by using other forms of written documentation deemed sufficient by the CCO, including but not limited to written email.

C.	Pre-clearance Required for Trading in Public Securities

Access Persons may only trade in public securities with permission of the Chief Compliance Officer’s designee (or in his absence, John Coleman).

To avoid doubt, this pertains to any publicly traded stock that is bought or sold by anyone in the household of the employee. However, certain securities are exempt from pre-clearance (see Exempt Securities list below).

Such exempt securities exempt from pre-clearance include Mutual Funds and ETFs due to the diversified nature of the investment portfolio.

Pre-clearance must be sought via email to the Chief Compliance Officer’s designee and approved before trading may take place in a public security. Unless otherwise noted, pre-clearance will only be allowed for two days3, otherwise the employee must seek pre-clearance again.

[3]	Two trading days, meaning it expires at the end of the second trading day after the day it was approved. For example, if your personal transaction request is approved Monday, the approval expires at the close of business on Wednesday.
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Exempt Securities

The securities listed below are not “reportable securities” and are exempt from the preclearance requirements described above. Therefore, it is not necessary to report such securities in the Quarterly Code of Ethics Reports, even if the Access Person has beneficial ownership in such securities:

•	U.S. government direct obligations;
•	Bank certificates of deposit;
•	Bankers’ acceptances;
•	Commercial paper;
•	Cryptocurrencies or digital assets;
•	Repurchase agreements;
•	Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days, and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality);
•	Shares of money market funds and other unaffiliated open-end investment companies (mutual funds) (shares of mutual funds affiliated with the Adviser and closed-end funds must be pre-approved); and
•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
•	Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are also exempt from the advance approval requirement set forth in Section 3(C) above and the Quarterly Code of Ethics Report requirement; however, DRIP investments should be reported on an annual basis in the Securities Holdings Report.

D.	Disclosure of Private Placements in Subsequent Investment Decisions

Any Access Person who has or acquires a personal position in an issuer through a private placement (excluding any indirect investment in an issuer via a direct or indirect investment in a Fund) must affirmatively disclose that interest if such Access Person is involved in consideration of any subsequent investment decision regarding any security of that issuer or an affiliate by any account managed by the Sovereign’s Capital.

In such event, the final investment decision shall be independently reviewed by the CCO, with the assistance of the Outside Adviser as necessary. Written records of any such circumstance shall be maintained by the Chief Compliance Officer.

E.	Restricted Security List

The Adviser maintains a Restricted Security List that includes all securities where the Adviser has, or is in a position to receive, material non-public information about a company as a result of a special relationship between the company or an Access Person and the company. Consistent with pre-clearance requirements included in the Code, Access Persons of the Adviser are not allowed to trade in any securities listed on the Restricted Security List without the prior consent of the Chief Compliance Officer.

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If any Access Person already holds a security that is on the Restricted Security list and has not received consent from the Chief Compliance Officer, such Access Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security list.

Any Access Person who consults the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties.

F.	Prohibition on Self Pre-clearance

No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from the Code. When such actions are to be undertaken with respect to an activity governed by the Code, the COO will perform such actions as are required of the Chief Compliance Officer by the Code.

4.	Other Restrictions

A.	Gifts and Entertainment.

Sovereign’s Capital recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Adviser. Subject to the guidelines below, Access Persons are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Access Persons should always act in the best interests of the Adviser and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Adviser’s business relationships.

Pre-Clearance of Gifts in Excess of $500

Access Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser valued at $500 or more per gift. The purpose of this is to allow only proper and customary business gifts. Employees must notify the Chief Compliance Officer if they propose to provide or receive gifts in excess of $500. Access Persons should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding business transactions involving the Adviser. Access Persons should contact the Chief Compliance Officer to discuss any offered activity or gift that may create such a conflict. The Adviser reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Pre-Clearance of Business Entertainment in Excess of $500

It should be noted that the payment of normal business meals or the provision of tickets to events (such as sporting events, concerts, golf events, etc.) where business matters are discussed (and where such business or potential business counterparties are present) are not subject to the gift/benefit notification requirement in this Section. However, please note that employees are required to obtain pre-clearance from the CCO of any business entertainment meals or events, given or received, that an employee reasonably believes will have a value in excess of $500. Such pre-clearance requests should be submitted to the CCO through email. Employees are discouraged from accepting or providing excessive gifts or entertainment.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. Entertainment also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). Nevertheless, no gift or entertainment may be accepted or given, regardless of value, if the gift or entertainment creates an appearance of impropriety.

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The Adviser has adopted the following principles and procedures governing gifts and entertainment with respect to service providers, counterparties, and others conducting business with or seeking to conduct business with the Adviser:

•	Access Persons may not offer, accept, or solicit gifts, gratuities, trips, or other accommodations which might create or appear to create a material conflict of interest, interfere with the impartial discharge of the Access Person’s responsibilities to Clients or Investors, or place the Adviser in a difficult or embarrassing position.
•	Any gifts or entertainment of significant value offered must be reviewed by the Chief Compliance Officer.
•	Access Persons may not request or solicit gifts, personal services, or particular entertainment events.
•	No gifts of cash or cash equivalents may be accepted.
•	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.

Notwithstanding anything in this Section to the contrary, where there is a law, regulation or Investor or Client policy that applies to the giving or receiving of gifts of even nominal value, such law, rule, or policy must be followed. For example, limitations or prohibitions may exist in providing gifts and entertainment to state officials acting in an official capacity, and additional reporting requirements may exist when giving gifts to or receiving gifts from union officials or officers or employees of state or local retirement plans. Accordingly, Access Persons must bring any issues regarding the giving of gifts to or receipt of gifts from such Persons to the prompt attention of the Chief Compliance Officer, even if the gift is not of significant value.

Political Contributions. Sovereign’s Capital does not solicit subscriptions from Government Entities as defined in Rule 206(4)-5 under the Investment Advisers Act. Accordingly, Sovereign’s Capital does not impose any limitations on political contributions by Access Persons.

B.       Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed promptly to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us, or which would impair their ability to discharge their duties with respect to us and our Clients.

C.       Fair Treatment. Access Persons must avoid taking any action which would favor one Client or Investor over another, in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manual designed to detect, prevent or mitigate such conflicts.

D.	Outside Activities.

Employees of the Adviser must obtain approval from the Chief Compliance Officer of any outside activity which involves:

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•	a time commitment that would prevent you from performing your duties for the Adviser or that would otherwise be restricted or prohibited by the governing documents of a Fund;

•	your active participation in any business in the financial services industry or otherwise in competition with the Adviser; or

•	serving as a director (except as noted below with regard to portfolio companies), officer, or general partner of any business, corporation, or partnership (excluding family-owned businesses and charitable and non-profit organizations).

An outside activity may never:

•	present a substantial risk of confusing Clients, Investors, or the public as to the capacity in which the Access Person is acting;

•	pose a reputational risk for the Adviser;

•	inappropriately influence an Access Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of the Adviser or its Investors; or

•	involve use of the Adviser’s Client, Investor, or proprietary information.

Notwithstanding the foregoing, except in conjunction with an investment by a Fund or in an operating Adviser, you may not serve on the board of any company whose securities are publicly traded without the consent of the Chief Compliance Officer.

The Chief Compliance Officer may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received.

E.       FCPA Prevention of Bribery. The Adviser and its Access Persons are required to comply with all applicable anti-bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates or invests, including the Foreign Corrupt Practices Act of 1977 (“FCPA”). Likewise, many countries in which the Adviser operates or invests are signatories to the Organization of Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Conventions”). The Adviser prohibits any of its Access Persons from making any corrupt payment to improperly obtain or retain business anywhere in the world.

F.       Forfeitures. If there is a violation of Sections 3 or 4 above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph 4A need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

G.       Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

H.       Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

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I.       Brokerage Accounts. Access Persons must disclose all brokerage or investment accounts that hold Reportable Securities to the CCO and instruct their brokers to provide timely duplicate account statements or the electronic equivalent (i.e., transaction feeds) to the CCO or designee. A sample form of duplicate account statement and confirmations request letter is included as Exhibit E, if needed. Otherwise, paperwork needed to authorize access to personal trading data feeds will be completed by the CCO and/or the Access Person.

5.	Pre-clearance and Reporting Procedures

A.	Pre-clearance. Access Persons must pre-clear the following transactions:

•	Acquisition of any securities issued as part of an IPO; and

•	Purchases of interests in a Limited Offering or private partnership;[4] and

•	All transactions in public equity securities.

Access Persons may seek approval of the CCO or the CCO’s designee for these types of personal transactions via email and providing information substantially similar to the form attached as Exhibit A.

B.	Pre-clearance is not required for:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	Purchases or sales of open-end mutual funds, cryptocurrencies or ETFs.[5]

(3)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(4)	Transactions in securities which are not Reportable Securities;

(5)	Purchases which are part of an Automatic Investment Plan or DRIP;

(6)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(7)	Purchases or sales in fixed income securities.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. As described in section 3 above, we may, from time to time and in the sole discretion of the CCO, add securities to a Restricted List of securities in which Access Persons may not trade.

[4]	This would include any co-investments alongside investments made by any private fund managed by Sovereign’s Capital.
[5]	Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 5.C.
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C.	Required Reports.

Account statements, or electronic data feeds, are required for discretionary accounts when you or an immediate family member exercise direct or indirect influence or control over the account.

Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

(1)	Initial and Annual Holdings Reports.[6] Each Access Person must submit to the CCO a report containing similar information to that included in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted as shown in Exhibit C.

Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit (even those accounts that hold only non-Reportable Securities must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)       Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in Reportable Securities containing data shown in the sample form attached as Exhibit D.

Transactions reports, or data feeds, must contain the following information:

(a)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

[6]	Reporting referenced in this Section may done electronically through a secure portal.
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(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer, or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.       Exceptions to Quarterly Reporting Requirements. The reporting requirements of Section 3.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

Although Access Persons are not required to report transactions in accounts for which the Access Person does not have direct or indirect control, the Access Person must certify that he or she does not have direct or indirect control upon the initial reporting of the account and on a quarterly basis thereafter.

Granting third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. The CCO will conduct additional due diligence to determine whether an Access Person may have any direct or indirect influence or control over the investment decisions of accounts they have granted third-party discretionary investment authority over, including:

(1)	evaluating the relationship between the Access Person and the person managing the account;

(2)	requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person’s influence over the account;

(3)	requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

(4)	periodically requesting statements for accounts managed by third parties where there is no identified direct or indirect influence or control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exception, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to report transactions in the account on a quarterly basis, as required for any reportable account.

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In the event the discretion over the account changes such that the Access Person has direct or indirect control, the Access Person must promptly report to the CCO and begin providing quarterly transactions for the account.

E.       Duplicate Statements/Transaction Data. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall provide duplicate copies of brokerage statements (or the same information in electronic format) covering each transaction in a Reportable Security and holdings in such account.

F.       Prohibition on Self Pre-clearance. No Access Person shall pre-clear his or her own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the CEO will perform such actions as are required of the CCO by this Code.

6.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit F. Annual certifications after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.

7.	Review of Required Code Reports

A.       Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.       Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the President and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner the CCO deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by CCO, as applicable.

C.       The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.       Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

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8.       Recordkeeping and Review

This Code, a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto, any documented prior approval for certain Reportable Securities transactions given pursuant to Section 5.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 6.

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EXHIBIT A

Sovereign’s Capital Management LLC

Sample Personal Trading Request Form

Instructions: Please copy and paste the form below into an email and send to Matt Monson, or in his absence, John Coleman, for approval.

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker:

Last 4 digits of Account Number:

Ticker Symbol or CUSIP:

Number of Shares or Units (if known):

Buy or Sell:

When approved, the authorization is approved for this transaction only and is effective for (2) two days from the time approved unless you are notified otherwise1.

[1]	Two trading days, meaning it expires at the end of the second trading day after the day it was approved. For example, if your personal transaction request is approved Monday, the approval expires at the close of business on Wednesday.

EXHIBIT B

Sovereign’s Capital Management LLC

Sample Initial Holdings Report

This form must be completed by each Access Person
within 10 days of becoming an Access Person.

Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.

o	No
o	Yes (If yes, please list each account in accordance with the directions).

Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:

Reportable Accounts: A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.

Discretionary Accounts: A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.

Mutual Fund Only Accounts: Mutual fund only accounts are able to hold reportable securities, but hold only hold mutual funds at the time of reporting.

Non-reportable Accounts: Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 college savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.

Private or Limited Offerings: a Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Signature: ________________________	Date: _______________

EXHIBIT C

Sovereign’s Capital Management LLC

Sample Annual Holdings Report

This form must be completed by each Access Person

within 45 days following the end of each calendar year.

This report includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member1, as of the quarter end, please attach the account statement to this form. By signing this form, you are certifying that you have arranged to have account statements sent to us or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

Reportable Accounts: The table below includes all of the reportable accounts that you have reported to date. A reportable account is one which you, or an immediate family member, effects or directs the trading of reportable securities, such as stock and ETFs. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

Discretionary Accounts: The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Discretionary accounts are subject to random sampling, at the CCO’s discretion. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect influence or control over the account. Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Account Name	Account Number	Broker

Has there been a change in any of the information included in the table above?

[ ]	No
[ ]	Yes (If yes, please describe the changes).

Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the quarter?

[1]	For purposes of this report, an immediate family member shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

[ ]	No
[ ]	Yes (If yes, please list the account in which you exercised direct or indirect influence or control).

Mutual Fund Only Accounts: The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities but only hold mutual funds at the time of reporting.

Account Name	Account Number	Broker

Non-reportable Accounts: The table below includes all of the non-reportable accounts you have reported to date. Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect influence or control.

Account Name	Account Number	Broker

Private or Limited Offerings: The table below includes all of the private or limited offerings you have reported to date. A Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership of Limited Liability company.

Account Name	Account Number	Broker

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Signature:

Date:

EXHIBIT D

Sovereign’s Capital Management LLC

Sample Quarterly Personal Account Report

For the Calendar Quarter Ended __________________

This form must be completed within 30 days following the end of each calendar quarter.

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. As used herein, “immediate family member” shall mean an Access Person’s: (a) spouse or domestic partner: (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person. By signing this Certification, you are certifying that you have arranged to have account statements sent or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

Reportable Accounts: The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

Mutual Fund Only Accounts: The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities, but which only hold mutual funds at the time of reporting.

Account Name	Account Number	Broker

Discretionary Accounts: The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Discretionary accounts are subject to random sampling at the CCO’s discretion; however, please note that you will be required to provide quarterly statements for the account if it is determined that you or an immediate family member exercises direct or indirect influence or control over the discretionary account.

Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Account Name	Account Number	Broker

•	Has there been any change in any of the information included in the table above?
o	No
o	Yes (If yes, please describe the changes)

•	Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the quarter?
o	No
o	Yes (If yes, please describe the changes)

Private or Limited Offerings: The table below includes all of the private or limited offerings that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker

Recently Opened or Closed Accounts:

Please ensure you have listed all accounts over which you or an immediate family member has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.

•	Did you open or close any accounts during the quarter? If yes, please list below.

o	Yes
o	No

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have direct or indirect beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Signature:

Date:

EXHIBIT E

Sovereign’s Capital Management LLC

Sample Form of Brokerage Letter

[Date]

[Broker Name]

[Address]

Re: Account No. _______________________ Account Name ___________________________

Dear [Broker Name],

Effective immediately please begin sending to Sovereign’s Capital duplicate monthly/quarterly brokerage account statements for the above-named account(s). We approve the account holder below, [NAME ALL ACCOUNT HOLDERS], to maintain the respective account with [BROKER-DEALER]. Please place this form on the account as standing instructions.

Please mail duplicate account statements (or provide access to data feed) to:

Sovereign’s Capital Management LLC

c/o Fairview Investment Services

1330 St. Mary’s St., Suite 400

Raleigh, North Carolina 27605

Thank you for your prompt attention to this matter.

Sincerely,

[Access Person]

Account Holder

cc: Chief Compliance Officer

EXHIBIT F

Sovereign’s Capital Management LLC

Sample Certification of Receipt and Compliance

This form must be completed by each Access Person
within 10 days of becoming an Access Person; and
upon receipt of any amendment to the Code.

I hereby acknowledge receipt of the Adviser’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported (1) all personal securities transactions and (2) all service as an outside director, trustee, or executor required to be disclosed or reported pursuant to the Code.

Moreover, I agree to promptly report to Sovereign’s Capital’s Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:
(Please print or type clearly)

Signature:

Date: